UNITED STATES
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2008

ASPEN EXPLORATION CORPORATION

(Name of small business issuer as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426

Address of principal executive offices

303-639-9860 Telephone number, including Area code

Not applicable

Former name or former address if changed since last report

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On January 16, 2008, the Board of Directors of Aspen Exploration Corporation appointed R.V. Bailey, currently vice president and chairman of Aspen’s Board of Directors, as Aspen’s interim chief executive officer, and Kevan B. Hensman, currently a director of Aspen, as Aspen’s interim chief financial officer. The Board also changed Mr. Bailey’s title to vice president of exploration and administration, and appointed Mr. Hensman as vice president of operations and finance. These changes were made because Robert A. Cohan, president of Aspen who formerly held those positions, has been stricken by a stroke. Mr. Cohan is still participating in Aspen as a member of the board of directors and will work with Messrs. Bailey and Hensman and Aspen’s consultants, as he is able, to ensure that Aspen’s oil and gas operations continue. The board of directors has determined that these appointments are temporary until such time as Mr. Cohan is able to resume his duties.

     R. V. Bailey, 75, (who was Aspen’s president and chief executive officer from 1980 until 2003) obtained a Bachelor of Science degree in Geology from the University of Wyoming in 1956. He has approximately 48 years experience in exploration and development of mineral deposits, primarily gold, uranium, coal, and oil and gas. His experience includes basic conception and execution of mineral exploration projects. Mr. Bailey is a member of several professional societies, including the Society for Mining and Exploration, the Society of Economic Geologists and the American Association of Petroleum Geologists, and has written a number of papers concerning mineral deposits in the United States. He is the co-author of a 542-page text, published in 1977, concerning applied exploration for mineral deposits. Mr. Bailey is the founder of Aspen and has been an officer and director since its inception. Effective May 1, 2003, and as amended September 21, 2004, we entered into an employment agreement with Mr. Bailey, the material terms of which are described in our annual report on Form 10-KSB for the year ended June 30, 2007, and filed with the Securities and Exchange Commission on September 28, 2007. Mr. Bailey is not a director of any other public company

     Kevan B. Hensman, 51, became a director of Aspen Exploration Corporation on September 11, 2006. Since April 2002, except for a one-year position as Manager of Paramount Citrus Association, Mr. Hensman has served as Director of Reporting and Analysis for Truxtun Radiology Medical Group, LP with the duties of providing financial analysis; performing special projects; and assisting the Practice Administrator in performing various duties and assignments. Mr. Hensman has more than 24 years in the oil and gas industry, including more than two years (through November 2001) as Energy Portfolio Consultant for Aera Energy, LLC where his duties included providing an analysis of gas pricing and supply to upper management and the operation departments, the administration and negotiation of all gas purchase/sales contracts and gas pipeline transportation contracts and agreements, advising business partners on current Governmental regulations and legislation; managing the fuel budget; preparing month-, quarter- and year-end reports, and partnering with department heads to prepare the annual plan and budget forecasts. Mr. Hensman also served as the Planner/Gas Analyst from November 1997 to May 1999 for Texaco Exploration and Production Company. Mr. Hensman is not a director of any other public company. In 1999, Mr. Hensman received a Bachelor of Science degree in finance from California State University Bakersfield (CSUB).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of January 2008.

Aspen Exploration Corporation

By: /s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer